Exhibit 10.2
CST BRANDS, INC.
FORM OF MARKET SHARE UNITS AWARD AGREEMENT
________________________

Target No. of Market Share Units: ____________

This Agreement (including its Exhibits, the "Agreement") is made by and between CST Brands, Inc., a Delaware corporation (the “Company”), and____________________ (the “Participant”) with an effective date of March ____, 2016 (“Date of Grant”).

RECITALS

A.    The Board of Directors of the Company (the “Board”) has adopted the Company’s Amended and Restated 2013 Omnibus Stock and Incentive Plan (the “Plan”), which provides for the granting of Market Share Units (as that term is defined in Section 1 below) to selected employees (“Participants”). Capitalized terms used and not defined in this Agreement shall have the same meanings as in the Plan.

B.    The Board believes that the grant of Market Share Units will stimulate the interest of Participants in, and strengthen their desire to remain with, the Company or a Parent or Subsidiary (as those terms are hereinafter defined).

C.    The Compensation Committee of the Board (the “Committee”) has authorized the grant of Market Share Units to the Participant pursuant to the terms of the Plan and this Agreement.

D.    The Committee and the Participant intend that the Plan and this Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any Separation Agreement or similar agreement between the Participant and the Company or any of its affiliates (including, without limitation, any Parent, or Subsidiary or entity controlled by the Company) whether previously entered into, currently effective or entered into in the future) which relate to the subject matter hereof.

Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.    Definitions.

1.1    “Beginning Stock Price” means the volume weighted average price of the Company’s Stock over the 20 trading days ending on the last trading day prior to the Date of Grant.

1.2	“Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the effective date of any following events:

(i)    Acquisition of Stock by Third Party. Any Person is or becomes the Beneficial Owner (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding shares of capital stock;

(ii)    Change in Board. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of Company (the “Board”), and any new director (other than a director designated by a person who has effected a transaction described in subparagraph (i) of this definition without the consent of the

Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the Board;
(iii)    Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than a majority of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation which such shares give the holder(s) thereof the power to elect at least a majority of the board or other governing body of such surviving entity;
(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(v)    Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Act (as defined below), whether or not the Company is then subject to such reporting requirement.

1.3    “Code” means the Internal Revenue Code of 1986, as amended.

1.4    “Current Separation Agreement” means the Participant’s separation agreement with the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary or entity controlled by the Company) in effect as of the applicable date of determination.

1.5    “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

1.6    “Dividend Equivalent” means the total per share value of all dividends paid on common stock of the Company during the vesting period, multiplied by the total number of common shares earned by Participant upon vesting.

1.7    “Employer” means the Company, the Subsidiaries and any Parent and affiliated companies and entities controlled by the Company.

1.8    “Cause” shall mean (i) the willful and continued failure by Participant substantially to perform Participant’s duties with the Company (other than any such failure resulting from Participant’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Participant by the Company that specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties, or (ii) the willful engaging by Participant in conduct demonstrably and materially injurious to the Company, or (iii) a conviction of, a plea of nolo contendere, a guilty plea, or confession by Participant to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude. For purposes of this definition, no act, or failure to act, on the part of Participant shall be considered “willful” unless done, or omitted to be done, by Participant without reasonable belief that Participant’s action or omission was in the best interests of the Company and was lawful.

1.9    “Ending Stock Price” means the volume weighted average price of the Company’s Stock over the 20 trading days ending on the last trading day prior to the third anniversary of the Date of Grant; provided, however, that in the event of a Change in Control, the “Ending Stock Price” shall equal the price (or value) per share of the Company’s Stock to be paid to (or received by) the holders thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per share of the Company’s Stock for the last trading day prior to the consummation of the Change in Control).

1.10    “Fair Market Value” means the closing price of a share of Stock reported on the New York Stock Exchange (“NYSE”) or other applicable established stock exchange or over the counter market on the applicable date of determination, or if no closing price was reported on such date, the first trading day immediately preceding the applicable date of determination on which such a closing price was reported. In the event shares of Stock are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

1.11    “Parent” means a parent corporation as defined in Section 424(e) of the Code.

1.12    “Participant's Good Reason” shall have the meaning given such term or a comparable term in the Current Separation Agreement provided that if there is no Current Separation Agreement or similar agreement or if such agreement does not include such term or a comparable term, “Participant's Good Reason” means:
Participant may terminate this Agreement and his or her employment hereunder for Good Reason in the twenty four (24) months following a Change in Control by providing written notice to Company of his intention to do so. For purposes of this Agreement, “Good Reason” shall mean:
(i) any action by Company that results in a material diminution in a Participant’s position, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);

(ii) any requirement that Participant be based at any office or location more than fifty (50) miles from their office or location prior to the Change in Control;

(iii) a material diminution in Participant’s base salary and/or Target Bonus;

(iv)     any failure by Company to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy, unless the aggregate value (as computed by an independent benefits consultant selected by Company and reasonably acceptable to Participant or Participant’s legal representative) of all such compensation, retirement or benefit plans and policies provided Participant is not materially less than their aggregate value as in effect at any time during the one hundred twenty (120) day period immediately preceding a Change in Control or, if more favorable to Participant, those provided generally at any time after the Change in Control to other peer employees of Participant and its affiliated companies;

(v) Participant must provide written notice to Company of the existence of the condition(s) described in Sections (i) and (iii) above within 90 days of the initial existence of the condition(s). Company shall have 30 days after such notice is given during which to remedy the condition(s), and such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected by Company within the 30 day cure period and Participant has been reasonably compensated for monetary losses or damages resulting therefrom.

1.13    “Market Share Units” means an award of Market Shares granted to a Participant pursuant to Section 2 of the Plan.

1.14    “Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable.

1.15    “Stock” means the Company's common stock, $.01 par value per share.

1.16    “Stock Performance Multiplier” means the Company’s Ending Stock Price divided by the Target Price, as set forth on Schedule “A” hereto.

1.17    “Subsidiary” means a subsidiary corporation of the Company as defined in Section 424(f) of the Code or corporation or other entity, whether domestic or foreign, in which the Company has or obtains a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise or has control over.

1.18    “Target Price” means 120% of the Company's Beginning Stock Price.

1.19    “Unit Number Modifier” means the percentage by which the number of units determined based on the Stock Price Multiplier can be adjusted based upon the Company’s Return on Capital Employed (“ROCE”) for all 2014/2015 NTIs against the targets approved by the Board in accordance with Schedule “B” attached hereto.

2.     Grant to Participant. The Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, a target award of Market Share Units (the “Target Award”). Except as otherwise set forth in the Plan or this Agreement, (i) the grant of Market Share Units represents the right to receive a percentage of the Target Award upon vesting of such Market Share Units, with each Market Share Unit that vests representing the right to receive one (1) share of Stock upon vesting thereof, (ii) unless and until the Market Share Units have vested in accordance with the terms of this Agreement, the Participant shall not have any right to delivery of the shares of Stock underlying such Market Share Units or any other consideration in respect thereof and (iii) the portion of the Target Award that vests hereunder shall be paid to the Participant within thirty (30) days following the date that the Target Award vests or the date(s) set forth in Sections 3.1 and 3.2, as applicable.

3.    Terms and Conditions.

3.1    Performance Period and Vesting. Subject to Section 3.2 herein, a percentage of the Target Award shall vest, as described below, based on the performance of the Company's stock price over the three year period beginning on the Date of Grant of this award and ending on third anniversary of such Date of Grant (the “Performance Period”), subject to the Participant's continued employment with the Company or any Subsidiary or Parent through the end of the Performance Period.

(i)    Target. The Participant shall be paid the Target Award if the Ending Stock Price equals the Target Price.

(ii)    Threshold. The Participant shall not be paid any portion of the Target Award unless the Ending Stock Price is at least 67.76% of the Beginning Stock Price. If the Ending Stock Price is below 67.76% of the Beginning Stock Price, all of the Market Share Units awarded by this Agreement shall immediately be forfeited and cancelled without consideration as of the last day of the Performance Period.

(iii)    Maximum. In no event shall the Participant be awarded more than 200% of the Target Award.

(iv)    In the event that the Ending Stock Price is at least 67.76% or more of the Beginning Stock Price, then the Participant will receive a portion of the Award equal to the amount of the Target Award multiplied by the Stock Performance Multiplier and further adjusted by the Unit Number Modifier; provided, however, in no event shall the Stock Price Multiplier be greater than 1.75, as set forth in Schedule “A” and Schedule “B” hereto.

Any Market Share Units which vest in accordance with this Section 3.1 shall be paid to the Participant within thirty (30) days following the last day of the Performance Period.

3.2    Vesting upon Termination. Upon termination of employment (unrelated to a Change in Control) by the Employer without Cause, or due to the Participant's retirement, death or Disability, a pro- rata portion of the Market Share Units, if any, that would have become vested (but for such termination) under the schedules determined in Schedules “A” and “B” herein, determined based on the number of days Participant was employed during the Performance Period plus an additional twelve (12) months (or, if less than 12 months before the end of the Performance Period, through the end of the Performance Period), shall be paid at the end of the Performance Period; provided, however, that such continued vesting shall immediately cease and unvested Market Share Units shall be forfeited in the event the Participant breaches any post- termination covenant with the Company or its affiliate in an employment agreement (after taking into account any applicable cure period).
3.3    Dividend Equivalent. Upon vesting under Sections 3.1 or 3.2 of this Agreement Participant will receive a Dividend Equivalent payment in cash as soon as reasonably practical after vesting or upon a Change in Control, even if there is a substitution of a time-based stock award in conformance with Section 3.10 hereof.

3.4    Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the Target Award up to the maximum amount described in 3.1(iii) above, at any time, subject to the terms of the Plan and this Agreement. If so accelerated, the Market Share Units will be considered as having vested as of the date specified by the Committee or an applicable written agreement but the Committee will have no right to accelerate any payment under this Agreement if such acceleration would cause this Agreement to fail to comply with Section 409A.

3.5    No Rights as a Stockholder. Participant will have no rights as a stockholder with respect to any shares of Stock subject to Market Share Units until the Market Share Units have vested and shares of Stock relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.

3.6    Limits on Transferability. The Market Share Units granted under this Agreement may be transferred solely to a trust in which the Participant or the Participant's spouse control the management of the assets. With respect to Market Share Units, if any, that have been transferred to a trust, references in this Agreement to vesting related to such Market Share Units shall be deemed to include such trust. Any transfer of Market Share Units shall be subject to the terms and conditions of the Plan and this Agreement and the transferee shall be subject to the same terms and conditions as if it were the Participant. No interest of the Participant under this Agreement shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

3.7    Adjustments. If there is any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split- up, combination or exchange of shares of Stock, or any similar change affecting the Stock the Committee will make appropriate and proportionate adjustments (including relating to the Stock, other securities, cash or other consideration which may be acquired upon vesting of the Market Share Units) that it deems necessary to the number and class of securities subject to the Market Share Units and any other terms of this Agreement. Any adjustment so made shall be final and binding upon the Participant.

3.8    No Right to Continued Performance of Services. The grant of the Market Share Units does not confer upon the Participant any right to continue to be employed by the Company or any of its neither affiliates (including, without limitation, any Parent or Subsidiary) nor may it interfere in any way with the right of the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) for which the Participant performs services to terminate the Participant's employment at any time.

3.9    Compliance With Law and Regulations. The grant and vesting of Market Share Units and the obligation of the Company to issue shares of Stock under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to the Participant and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (A) the listing of such shares on any stock exchange on which the Stock may then be listed and (B) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

3.10    Corporate Transaction and Change in Control. In the event of a pending Change in Control, if (a) Company and Participant have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company’s business and/or assets that such successor as of the closing will assume and agree to perform Company’s obligations under this Agreement through substitution by the surviving company or corporation or its parent of an award of equivalent value computed by converting the Market Share Units to an equivalent number of time-based restricted stock units, the amount of such restricted stock units to be equal to the amount of Market Share Units earned through the Change in Control (for this purpose, the Market Share Units earned will be based on the Ending Stock Price and the Unit Number Modifier shall be the greater of the target Unit Number Modifier or the actual Unit Modifier, based on the most recent publicly filed financial statements prior to the Change in Control, then, (b) all Market Share Units shall vest upon Change in Control based on the Ending Stock Price, and applying the greater of the target Unit Number Modifier or the actual Unit Modifier, based on the most recent publicly filed financial statements prior to Change in Control. If assumed by the successor the substituted time based awards will vest upon the earlier of the end of the original award performance period or upon termination as set forth in Section 3.2.

4.    Investment Representation. The Participant must, within five (5) days of demand by the Company furnish the Company an agreement satisfactory to the Company in which the Participant represents that the shares of Stock acquired upon vesting are being acquired for investment. The Company will have the right, at its election, to place legends on the certificates representing the shares of Stock so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.

5.    Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as amended from time to time.

6.    Withholding. The Company or any Parent or Subsidiary shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Market Share Units awarded by this Agreement, their grant, vesting or otherwise, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes, which may include, without limitation, reducing the number of shares otherwise distributable to the Participant by the number of shares of Stock whose Fair Market Value is equal to the amount of tax required to be withheld by the Company or a Parent or Subsidiary as a result of the vesting or settlement or otherwise of the Market Share Units.

7.    Notices. Any notice hereunder to the Company must be addressed to: CST Brands, Inc., One Valero Way, Bldg. D, Suite 200, San Antonio, Texas 78249, Attention: General Counsel, and any notice hereunder to the Participant must be addressed to the Participant at the Participant’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three (3) days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.

8.    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) whether previously entered into, currently effective or entered into in the future that includes terms and conditions regarding equity awards) which relate to the subject matter hereof.

9.    Waiver. No waiver of any breach or condition of this Agreement shall be deemed a waiver of any other or subsequent breach or condition whether of like or different nature.

10.    Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or affect one or more of the obligations or restrictions imposed on either the Participant or the Market Share Units pursuant to this Agreement.

11.    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant's assigns and the legal representatives, heirs and legatees of the Participant's estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

12.    Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Texas.

13.    Amendment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided that the Company may alter, modify or amend this Agreement unilaterally if such change is not materially adverse to the Participant or to cause this Agreement to comply with applicable law.

14.    Severability. The provisions of this Agreement are severable and if any portion of this Agreement is declared contrary to any law, regulation or is otherwise invalid, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.

15. Execution. Each party agrees that an electronic, facsimile or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Texas law. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.    Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

17.    Tax Treatment; Section 409A. The Participant shall be responsible for all taxes with respect to the Market Share Units. Notwithstanding the forgoing or any provision of the Plan or this Agreement:

17.1    The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant's consent, modify such provision in order to comply with the requirements of Section 409A or to satisfy the conditions of any exception there from, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision. However, the Company makes no guarantee regarding the tax treatment of the Market Share Units and none of the Company, its Parent, Subsidiaries or affiliates, or any of their employees or representatives shall have any liability to the Participant with respect thereto.

17.2    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment"”or like terms shall mean “separation from service.” If the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)- month period measured from the date of such "separation from service" of the Participant, and (ii) the date of the Participant's death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 17.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

17.3    For purposes of Section 409A, the Participant's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Market Share Units Agreement as of the date first written above.

CST BRANDS, INC.

By:    ____________________________________________

Name:    ____________________________________________

Title:    ____________________________________________

PARTICIPANT

By:    ____________________________________________

Name:    ____________________________________________

Title:    ____________________________________________

[Signature Page to Market Share Units Agreement]

Schedule A
Stock Performance Multiplier

“Stock Performance Multiplier” means the Company’s Ending Stock Price divided by the Beginning Stock Price.

Date of Grant: ____________

Beginning Stock Price: _____________

Ending Stock Price	Multiplier of Target Awards
67% of Beginning Stock Price	50% of Target Awards
100% of Beginning Stock Price	81.3% of Target Awards
120% of Beginning Stock Price	100% of Target Awards
175% of Beginning Stock Price	175% of Target Awards

Schedule B
Unit Number Modifier

Unit Number Modifier is a secondary performance metric for the fiscal year 2018. The Unit Number Modifier means the percentage by which the number of units determined based on the Stock Price Multiplier can be adjusted based upon the Company’s Return on Capital Employed (“ROCE”) for all NTIs with an opening date between 1/1/2014 and 12/31/2015 (“2014/2015 Vintage year NTIs”) against the targets approved by the Board.

ROCE is to be computed on an unlevered and pre-tax basis and it is defined as EBITDAR divided by the total CAPEX plus actual or imputed values for leased property.
Metric Target is 15% 2014/2015 Vintage year NTIs for FY2018 ROCE
Performance Range = +/- 20% of Metric Target (12% to 18% 2014/2015 Vintage NTIs ROCE)
Performance Scale Interpolation = +/-20% with linear interpolation

Performance Metric	Return	Performance Range	Multiplier
2014 and 2015 Vintage NTIs ROCE, unlevered and pre-tax	Maximum	≥18%	1.2x
	Target	15%	1.0x
	Minimum	≤12%	0.8x